Exhibit 99.1

Healthpeak Properties Announces Pricing of Any and All Cash Tender Offers

DENVER, January 27, 2021 /PRNewswire/ -- Healthpeak Properties, Inc. (NYSE: PEAK) (the “Offeror”) announced today the purchase prices payable in connection with its previously announced tender offers (the “Offers”) to purchase for cash any and all of its outstanding securities listed in the table below (the “Securities”) from each registered holder of the Securities.

CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread (basis points)	Reference Yield	Purchase Price (1)(2)
40414LAJ8	4.250% Senior Notes due 2023	$300,000,000	0.125% due August 15, 2023	FIT5	25	0.153%	$1,097.39
40414LAK5	4.200% Senior Notes due 2024	$350,000,000	2.875% due November 30, 2023	FIT5	25	0.164%	$1,106.85
40414LAL3	3.875% Senior Notes due 2024	$800,000,000	2.500% due May 15, 2024	FIT5	25	0.199%	$1,112.20

(1)	Per $1,000 principal amount.

(2)	The Purchase Price for Securities validly tendered at or prior to the Expiration Time (as defined below) and accepted for purchase is calculated using the applicable Fixed Spread (as set forth in the table above), as more fully described in the Offer to Purchase (as defined below).

The Offers were made pursuant to an Offer to Purchase, dated January 21, 2021 (the “Offer to Purchase”), and the related Notice of Guaranteed Delivery for the Offers (together with the Offer to Purchase, the “Offer Documents”). The Offers will expire at 5:00 p.m., New York City Time, on January 27, 2021 (the “Expiration Time”).

The applicable “Purchase Price” payable for the Securities of each series was calculated in accordance with the Offer to Purchase and is an amount that reflects a yield from the Settlement Date (as defined below) to the applicable par call date (which, in the case of each series of Securities, is the 90th calendar day prior to the maturity date of the Securities of such series) of such series of Securities equal to the sum of (i) the Reference Yield (as defined below) for such series of Securities, determined at 2:00 p.m., New York City time, on January 27, 2021 plus (ii) the applicable Fixed Spread, in each case minus Accrued Interest on the Securities. The “Reference Yield” means, with respect to each series of Securities, the yield of the applicable reference security listed above for such series of Securities.

Only holders of Securities who validly tendered and did not validly withdraw their Securities at or prior to the Expiration Time are eligible to receive the applicable Purchase Price for such Securities accepted for purchase. Holders of the Securities will also receive accrued and unpaid interest on their Securities validly tendered and accepted for purchase from the most recent interest payment date to, but excluding, the Settlement Date. On January 28, 2021 (the “Settlement Date”), the Offeror expects to pay for the Securities that were validly tendered at or prior to the Expiration Time and that are accepted for purchase. With respect to any Securities accepted for purchase that are tendered and subsequently delivered in accordance with the guaranteed delivery procedures described in the Offer Documents, such tendering holders will receive payment of the Purchase Price for such accepted Securities on February 1, 2021, plus accrued and unpaid interest thereon, if any, from the most recent interest payment date to, but excluding, the Settlement Date.

The Offeror expects to use the net cash proceeds from closed senior housing dispositions to pay the Purchase Price, plus accrued interest to, but excluding, the Settlement Date, for all Securities that the Offeror accepts for purchase pursuant to the Offers.

The Offeror has retained Credit Suisse Securities (USA) LLC and Credit Agricole Securities (USA) Inc. to act as the dealer managers for the Offers. Global Bondholder Services Corporation is acting as the information agent and the tender agent. Requests for documents may be directed to Global Bondholder Services Corporation free of charge, by calling toll-free at (866) 470-4500 (bankers and brokers can call collect at (212) 430-3774). Questions regarding the Offers may be directed to Credit Suisse Securities (USA) LLC toll free at (800) 820-1653 or collect at (212) 325-6340 or Credit Agricole Securities (USA) Inc. toll free at (866) 807-6030 or collect at (212) 261-7802. Copies of the Offer Documents and the other relevant notices and documents are available at Global Bondholder Services Corporation’s website at http://www.gbsc-usa.com/healthpeak/.

This press release is for informational purposes only and does not constitute an offer to purchase nor the solicitation of an offer to sell any Securities, or a notice of redemption under any of the Indentures governing the Securities. The Offers are being made only pursuant to the Offer Documents. The Offers are not being made to holders of Securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Offeror, the Dealer Managers, the Information Agent, the Tender Agent, the Trustee or any of their respective affiliates makes any recommendation in connection with the Offers. Please refer to the Offer to Purchase for a description of terms, conditions, disclaimers and other information applicable to the Offers. Capitalized terms used but not defined in this press release shall have meanings ascribed to them in the Offer to Purchase.

About Healthpeak

Healthpeak Properties, Inc. is a fully integrated real estate investment trust (REIT) and S&P 500 company. Healthpeak owns and develops high-quality real estate in the three private-pay healthcare asset classes of Life Science, Senior Housing and Medical Office, designed to provide stability through the inevitable industry cycles. At Healthpeak, we pair our deep understanding of the healthcare real estate market with a strong vision for long-term growth.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks and uncertainties include, but are not limited to, Healthpeak’s ability to complete the Offers and reduce its outstanding debt within expected time-frames or at all, and other risks and uncertainties described in the Offer to Purchase and in its Securities and Exchange Commission filings. Although Healthpeak believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Healthpeak can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and Healthpeak undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations, except as required by law.

Contact

Barbat Rodgers

Senior Director – Investor Relations

(949) 407-0400